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                                                                    EXHIBIT B-37

                            UNANIMOUS WRITTEN CONSENT
                        IN LIEU OF ANNUAL MEETING OF THE
                               SOLE SHAREHOLDER OF
                     NI ENERGY SERVICES TRANSPORTATION, INC.
                           Dated as of April 11, 2001


         The undersigned, being the sole shareholder of NI ENERGY SERVICES TRANSPORTATION, INC., an Indiana corporation (the "Corporation"), in lieu of an annual meeting of the shareholders and pursuant to the authority of Section 23-1-29-4 of the Indiana Business Corporation Law, do hereby unanimously consent to the adoption of the following resolutions without a meeting and direct the Secretary of the Corporation to file this Consent with the minutes of the proceedings of the shareholders of this Corporation:

                            AMENDMENTS OF THE BY-LAWS

         WHEREAS, the directors desire to amend the Amended and Restated By-Laws ("the By-Laws") of the Corporation to change the range in the number of directors and have recommended to the sole shareholder that it give its consent and approval to amend Article IV, Section 1 of the By-Laws of the Corporation to reflect such change (the "First Amendment");

         WHEREAS, the directors desire to further amend the By-Laws to change the required officers as provided for in Article V, Section 1 (the "Second Amendment");

         WHEREAS, the sole shareholder deems it to be desirable and in the best interests of the Corporation to amend the By-Laws to reflect both the First Amendment and the Second Amendment.

         NOW, THEREFORE, BE IT RESOLVED, that the first sentence of Article IV,
         Section 1 of the By-Laws of the Corporation be, and hereby is amended, to read as follows to change the range in the number of directors of the Corporation:

                        "ARTICLE IV - BOARD OF DIRECTORS

         Section 1. Board of Directors. The Board of Directors shall consist of not less than one (1) nor more than three (3) members, as determined from time to time by the Board of Directors."

         FURTHER RESOLVED, that the first sentence of Article V, Section 1 of the By-Laws of the Corporation be and hereby is amended to read as follows to change the required officers of the Corporation.



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                    "ARTICLE V - OFFICERS OF THE CORPORATION

         Section 1. Officers. The officers of the Corporation shall be chosen by the Board of Directors and may consist of a Chairman, a President, one or more Vice President, if the Board of Directors so elects, a Secretary, one or more Assistant Secretaries, a Treasurer, a Controller, and one or more Assistant Treasurers or Assistant Controllers, a the Board of Directors may elect."

         FURTHER RESOLVED, that both the First Amendment and the Second Amendment be and hereby are authorized, confirmed and approved.

         FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and empowered to deliver amended By-Laws and any and all other documents, agreements, and instruments as they shall deem necessary or appropriate to effect the contemplated transaction above, such documents to be in substantially the form presented to the sole shareholder, with such changes thereto as such officers shall deem necessary or appropriate, the approval of which shall be conclusively established by the execution and delivery thereof.


                                   ENERGYUSA, INC., an Indiana Corporation

                                   /s/ Stephen P. Adik, President

                                   Being the sole shareholder of the Corporation